UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported):
January 3, 2023

BARK, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39691	85-1872418
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
120 Broadway, 12 Floor New York, NY		10271 (Zip Code)
(Address of Principal Executive Offices)
(855) 501-2275
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	BARK	New York Stock Exchange

Warrants, each warrant exercisable for one share of Common Stock at an exercise price of $11.50 per share	BARK WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officer

On January 3, 2023, BARK, Inc. (the “Company”) announced that Zahir Ibrahim joined as Chief Financial Officer of the Company, effective January 3, 2023.

Mr. Ibrahim, age 53, most recently served as Chief Financial Officer and Chief Administrative Officer of Do Good Foods LLC, a position he held from September 2021. Do Good Foods LLC is a startup focused on upcycling surplus grocery food into nutritious animal feed to create sustainable animal protein. From June 2015 until September 2021, Mr. Ibrahim served as Chief Financial Officer of KIND LLC, a healthy snacks company, where he helped drive the company’s strategy and build its infrastructure, enabling significant growth and international expansion. In addition, he led KIND LLC through merger transactions, including the sale of KIND LLC to Mars, Incorporated in 2020. From November 2013 until May 2015, Mr. Ibrahim served as Chief Financial Officer of Annie’s Inc. (NYSE: BNNY), a widely recognized natural and organic food company, where he led the business through organic and inorganic growth, and managed the sale and transition of the business to General Mills, Inc. Prior to November 2013, Mr. Ibrahim held several roles at Molson Coors Brewing Company (NYSE: TAP), culminating with Vice President, Controller, and Chief Accounting Officer.

Earlier in his career, Mr. Ibrahim served in senior financial positions at CML Innovative Technologies, Inc., Elementis Specialties, Inc., and Pirelli Tyre Company, and trained as a Chartered Accountant with KPMG LLP. He holds a Bachelor of Arts in Financial Management, Economics, and Accounting from the University of Sheffield and an MBA from the University of Warwick.

Mr. Ibrahim’s offer letter with the Company (the “Offer Letter”) provides for an annual compensation package consisting of a base salary of $525,000 and an annual target bonus opportunity of 75% of base salary, with a guaranteed nine (9) month bonus for fiscal year 2023. Mr. Ibrahim will also receive an initial grant of 750,000 restricted stock units and 750,000 options to purchase common stock of the Company under the Company’s 2021 Equity Incentive Plan, of which 25% will vest January 10, 2024 and the balance will vest quarterly over twelve quarters in substantially equal amounts, subject to Mr. Ibrahim’s continued employment. In addition, the Offer Letter provides for a one-time sign-on bonus in the amount of $1,000,000, payable in four quarterly amounts of $250,000 beginning at the commencement of Mr. Ibrahim's employment with the Company and on the first, second and third quarterly anniversary of Mr. Ibrahim's employment with the Company, subject to Mr. Ibrahim’s continued employment.

Mr. Ibrahim will enter into the Company’s Indemnity Agreement in the same form entered into by the Company’s other executive officers. He will also enter into a Severance and Change in Control Agreement that provides (i) upon an involuntary termination for (a) salary continuation payments equal to six (6) months base salary, (b) a lump sum payment equal to the target annual bonus for the relevant fiscal year plus the sign-on bonus described above, if not already paid, (c) accelerated vesting of all equity awards (1) for twenty four (24) months if such involuntary termination occurs prior to Mr. Ibrahim's first anniversary of employment, (2) for twelve (12) months if such involuntary termination occurs after Mr. Ibrahim's first anniversary but prior to his second anniversary of employment, and (3) for six (6) months if such involuntary termination occurs after Mr. Ibrahim's second anniversary of employment, and (d) six (6) months continued health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); and (ii) upon an involuntary termination occurring six (6) months prior to, or eighteen (18) months after, a change in control for (x) a lump sum payment equal to two (2) times annual base salary plus the target annual bonus for the relevant fiscal year and the sign-on bonus described above, if not already paid, (y) accelerated vesting of all equity awards, and (z) twenty four (24) months continued health insurance coverage under COBRA.

There is no arrangement or understanding between Mr. Ibrahim and any other persons pursuant to which Mr. Ibrahim was selected as Chief Executive Officer of the Company. Furthermore, there are no transactions between Mr. Ibrahim and the Company that would be required to be reported under Item 404(a) of Regulation S-K. Finally, no family relationships exist between Mr. Ibrahim and any of the Company’s directors or executive officers.

Resignation of Officer

On January 3, 2023, Howard Yeaton resigned as Interim Chief Financial Officer of the Company effective as of January 3, 2023. Mr. Yeaton will remain as a senior advisor to the Company until February 10, 2023 under a transition services agreement between the Company and Mr. Yeaton.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release
99.2	Severance and Change in Control Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BARK, Inc.

By:	/s/ Allison Koehler
Name: Allison Koehler
Title: General Counsel and Secretary

Date: January 3, 2023